UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
November 5, 2008
Date of report (Date of earliest event reported)
HUTCHINSON TECHNOLOGY INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-14709	41-0901840

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 West Highland Park Drive N.E., Hutchinson, Minnesota	55350

(Address of Principal Executive Offices)	(Zip Code)
(320) 587-3797
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into Material Definitive Agreement
SIGNATURES

Item 1.01. Entry Into Material Definitive Agreement
     On November 5, 2008, Hutchinson Technology Incorporated (the “Company”) and its wholly-owned subsidiary Hutchinson Technology Asia, Inc. (“HTA”) entered into an amendment (the “Amendment”) of its second amended and restated loan agreement (the “Credit Facility”) with Bank of America N.A. (“BofA”). BofA is the successor by merger to LaSalle Bank National Association and the Company has cash management accounts at BofA.
     The material terms of the Amendment reduce the credit commitment from $50 million to $25 million within 90 days of the Amendment, adjust the maturity date to December 1, 2009, provide for a blanket lien on substantially all the non-real estate assets of the Company and HTA and increase the maximum allowable debt to total capital ratio to 0.60 to 1.00. Also as a result of the Amendment, the Credit Facility’s pricing has increased to LIBOR plus 2% or Prime plus 2% and the fee to be paid on the unused amount of the Credit Facility has increased to 0.5%.
     The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ended September 28, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUTCHINSON TECHNOLOGY INCORPORATED
Date: November 6, 2008	/s/ John A. Ingleman
John A. Ingleman
Senior Vice President and Chief Financial Officer